EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 30, 2015 (except as to Note 10, which is as of October 30, 2015), with respect to the consolidated financial statements of MarketShare Partners, LLC included in this Current Report (Form 8-K/A) of Neustar, Inc. for the year ended December 31, 2014.  We consent to the incorporation by reference of said report in the Registration Statements of Neustar, Inc. on Form S-4 (File No. 333-189502) and on Forms S-8 (File No. 333-128418, File No. 333-151260, File No. 333-160236, File No. 333-177976, File No. 333-177978, File No. 333-177979, File No. 333-186954, File No. 333-186955 and File No. 333-207807).
/s/ GRANT THORNTON LLP
Los Angeles, California
February 22, 2016